Exhibit 10.28
September 17, 2007
John Feeney
Dear John,
     Vanda Pharmaceuticals Inc. (the “Company”) is pleased to offer you employment on the following terms:
     1. Position. Your title will be Senior Medical Officer and you will report to me. This is a full-time position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In your case, it is understood that your previous employer, the FDA places certain restrictions on the activities of former employees and these restrictions will be honored at Vanda.
     2. Base Salary. The Company will pay you a starting salary at the rate of $220,000 per year, payable semi-monthly. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
     3. Incentive Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Board of Directors. Your target bonus will be equal to 20% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.
     4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits offered to other full-time employees. [These benefits are described in the employee benefit summary that is enclosed with this letter agreement.] In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
     5. Stock Options. Subject to the approval of the Company’s Board of Directors and its Compensation Committee, you will be granted an option to purchase 20,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s Management Equity Plan (the “Plan”), as described in the Plan and the applicable Management Equity Agreement. You will vest in 25 % of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments
Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharma.com

over the next 36 months of continuous service, as described in the applicable Management Equity Agreement.
     6. Confidential Information Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Confidential Information Agreement.
     7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and another executive officer of the Company, as approved by the Company’s Board of Directors.
     8. Termination Benefits
(a) General Release. Any other provision of this offer notwithstanding, Subsections (b) and (c) below shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.
(b) Severance Pay. If, during the term of this Agreement, the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, or the Employee terminates his Employment for Good Reason, then the Company shall pay the Employee:
(i) Base Compensation. His Base Compensation for a period of 4 months following the termination of his Employment (the “Continuation Period”). Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company’s standard payroll procedures.
(c) Health Insurance. If Subsection (b) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his Employment, then the Company shall pay the Employee’s monthly premium under COBRA until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Employee’s continuation coverage under COBRA and (iii) the date when the Employee is offered substantially equivalent health insurance coverage in connection with new employment or self-employment.
     9. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

     10. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
     11. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.
     12. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.
     The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Maryland.
     You and the Company will share the costs of arbitration equally. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.
     This arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).
     If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.
*      *      *
     We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning it to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.
     John, I look forward to your favorable response in writing within the next 10 days.

Very truly yours,

Vanda Pharmaceuticals Inc.

By:	/s/ Paolo Baroldi, M.D.
Name: Paolo Baroldi, M.D.
Title: Chief Medical Officer
I have read and accept this employment offer:

/s/ John Feeney
Signature of John Feeney